EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2005, with respect to the financial statements of Definitive Technology, L.L.P. included in the Registration Statement (Form S-1) and related Prospectus of Directed Electronics, Inc. dated August 24, 2005 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Ottawa, Canada
August 24, 2005